Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President, COO & CFO

(434)773-2274

farrarj@amnb.com

AMERICAN NATIONAL BANKSHARES

REPORTS FOURTH QUARTER AND FULL YEAR 2022 EARNINGS

Danville, VA, January 19, 2023 – American National Bankshares Inc. (NASDAQ: AMNB) (“American National” or the “Company”) today reported fourth quarter 2022 earnings of $8.0 million, or $0.76 per diluted common share. Those results compare to $11.3 million, or $1.05 per diluted common share, during the same quarter in the prior year, and earnings of $9.3 million, or $0.87 per diluted common share, for the third quarter of 2022. Earnings for the twelve months ended December 31, 2022 were $34.4 million, or $3.23 per diluted common share, compared to $43.5 million, or $4.00 per diluted common share, for the same period of 2021.

President and Chief Executive Officer Jeffrey V. Haley commented, “American National finished 2022 on a positive note with strong earnings for the fourth quarter and the full year. Loan growth was again exceptional, and while we experienced deposit outflows during the period consistent with industry trends, we are pleased with balance sheet trends overall. While there has been some slowing, business activity and our local economies remain fairly stable in spite of factors associated with elevated inflation and rising rates.”

“I am so proud and appreciative of the efforts of our employees, the support of our customers and our shareholders over the past year. In October, American National was named one of the “Best Banks to Work For” by American Banker for the third consecutive year. This achievement is a testament to our efforts to provide a great place to work for a great team. We had a very successful year financially and achieved many other nonfinancial initiatives during the year as we prepare the Company for future growth and success.”

Fourth quarter 2022 highlights include:

●	Earnings produced a return on average tangible common equity of 14.50% for the fourth quarter of 2022, compared to 15.74% in the previous quarter and 17.63% for the same quarter in the prior year (non-GAAP).

●	Net interest income increased $281 thousand, or 1.2%, when compared to the previous quarter, and increased $1.2 million, or 5.1%, when compared to the same quarter in 2021.

●	Fully taxable equivalent (“FTE”) net interest margin was 3.33% for the quarter, up from 3.20% in the third quarter of 2022 and up from 2.93% in the same quarter of the prior year (non-GAAP).

●	Noninterest revenues decreased $1.2 million, or 24.2%, when compared to the previous quarter, and decreased $1.2 million , or 25.5%, compared to the same quarter in the prior year.

●	Noninterest expense increased $386 thousand, or 2.3%, when compared to the previous quarter, and increased $1.4 million, or 8.9%, when compared to the same quarter in the prior year.

●	Average loans held for investment excluding U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans grew $104.6 million, or 20.3% annualized, during the fourth quarter compared to $57.2 million, or 11.4% annualized, growth in the third quarter of this year and $69.0 million, or 14.9% annualized, growth in the fourth quarter of the prior year.

●	The Company recognized a provision for loan losses in the fourth quarter of 2022 of $1.2 million compared to $615 thousand in the third quarter of 2022 and a negative provision of $2.0 million in the fourth quarter of 2021. Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were 0.15% for the fourth quarter of 2022 compared to (0.01%) in the previous quarter and (0.00%) in the same quarter of 2021.

●	Nonperforming assets as a percentage of total assets were 0.05% at December 31, 2022 and September 30, 2022, down from 0.07% at December 31, 2021.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2022 increased by $281 thousand, or 1.2%, to $24.3 million compared to $24.0 million for the third quarter of 2022. The fourth quarter of 2022 compared to the same quarter of 2021 reflected an increase of $1.2 million, or 5.1%. The FTE net interest margin for the quarter was 3.33%, up from 3.20% in the prior quarter and 2.93% in the same quarter a year ago (non-GAAP). The margin expansion relative to the previous quarter was primarily due to a 34-basis point increase in yield on average earning assets partially offset by a 36-basis point increase in the cost of interest-bearing liabilities. The higher yield resulted from a shift in the earning assets mix caused by excess deposits in other banks being deployed into the loan portfolio as well as increased yields on loans, securities, and deposits in other banks due to the rise in interest rates. The higher interest cost on liabilities was also a result of higher interest rates and some additional borrowing costs associated with short term FHLB advances during the period. The increase in margin from fourth quarter 2021 was also attributable to the higher rate environment and asset mix changes partially offset by substantially more PPP related income in 2021.

The Company’s FTE net interest margin includes the impact of acquisition accounting fair value adjustments. During the fourth quarter of 2022, net accretion related to acquisition accounting amounted to $253 thousand compared to $454 thousand in the prior quarter and $2.1 million for the same quarter in 2021. Estimated remaining net accretion from acquisitions for the periods indicated is as follows (dollars in thousands):

For the years ending December 31, (estimated):

2023	$744
2024	457
2025	324
2026	252
2027	116
Thereafter	112

ASSET QUALITY

Nonperforming assets (“NPAs”) totaled $1.4 million as of December 31, 2022 and as of September 30, 2022, down substantially from $2.4 million at December 31, 2021. NPAs as a percentage of total assets were 0.05% at December 31, 2022 and September 30, 2022, and 0.07% at December 31, 2021. The Company recorded a provision for loan losses for the fourth quarter of 2022 of $1.2 million compared to $615 thousand in the previous quarter and a negative provision of $2.0 million in the fourth quarter of the previous year. The provision expense increase for the fourth quarter as compared to third quarter of 2022 was a function of continued loan growth coupled with charge-off activity during the period. The negative provision in the fourth quarter of 2021 was the result of continued improvement in economic conditions, ongoing low charge-off and delinquency rates, and overall strong asset quality metrics.

The allowance for loan losses was $19.6 million at December 31, 2022, compared to $19.2 million at September 30, 2022 and $18.7 million at December 31, 2021. Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were 0.15% for the fourth quarter of 2022 compared to (0.01%) and (0.00%) in the third quarter of 2022 and fourth quarter of 2021, respectively. The allowance as a percentage of loans held for investment was 0.89% at December 31, 2022, compared to 0.91% at September 30, 2022, and 0.96% at December 31, 2021.

NONINTEREST INCOME

Noninterest income decreased $1.2 million, or 24.2%, to $3.6 million for the quarter ended December 31, 2022 from the prior quarter and $1.2 million, or 25.5%, from $4.8 million in the same quarter in the prior year. The decrease in the fourth quarter of 2022 compared to the third quarter was primarily due to a reduction in equity income from investments in small business investment companies. During the fourth quarter of 2022, investments in these entities resulted in losses recorded of $263 thousand, compared to earnings of $501 thousand in the prior quarter and $462 thousand in the same quarter of the prior year. In addition, an impairment charge of $146 thousand was recorded during the fourth quarter of 2022 on an acquired real estate property from a previous acquisition. Mortgage income also decreased $212 thousand in the fourth quarter of 2022 as demand continues to slow due to higher mortgage rates. The decrease for the fourth quarter of 2022 as compared to the same quarter in the prior year can also be attributed to the aforementioned small business investment company losses and from mortgage revenue contraction associated with lower volumes due to higher mortgage rates. Mortgage banking income decreased by $570 thousand, or 76.4%, compared to the same quarter of 2021.

NONINTEREST EXPENSE

Noninterest expense for the fourth quarter of 2022 amounted to $16.8 million, up $386 thousand, or 2.3%, when compared to $16.4 million for the previous quarter and up $1.4 million, or 8.9%, from $15.5 million for the same quarter in the previous year. The increase in the fourth quarter compared to the third quarter of 2022 was primarily from increased charitable contributions and data processing and technology costs. The increase from the same quarter of 2021 was the result of higher compensation associated with a lower staffing vacancy rate and increased incentive accruals.

INCOME TAXES

The effective tax rate for the three months ended December 31, 2022 was 18.90%, compared to 20.92% for the prior quarter and 21.79% for the same quarter in the prior year. The Company recognized a tax benefit in the fourth quarter of 2022 resulting from adjustments from investment partnership income tax returns. The effective tax rate fluctuations are attributable to changes in pre-tax earnings and the levels of permanent tax differences.

BALANCE SHEET

Total assets at December 31, 2022 were $3.1 billion, an increase of $16.6 million from September 30, 2022 and a decrease of $268.7 million from December 31, 2021. The increase from the previous quarter is due to an increase in loans, net, partially offset by lower interest-bearing deposits in other banks resulting from a decrease in deposits and a decrease in the investment portfolio for maturities during the period.

At December 31, 2022, loans held for investment (net of deferred fees and costs) were $2.2 billion, an increase of $67.0 million, or 12.7% annualized, from September 30, 2022. Loans held for investment (net of deferred fees and costs) increased $239.9 million, or 12.3%, from December 31, 2021.

Investment securities available for sale amounted to $608.1 million at December 31, 2022, a decrease of $33.8 million, or 5.3%, compared to September 30, 2022, and a decrease of $84.4 million, or 12.2%, compared to December 31, 2021.

Deposits amounted to $2.6 billion at December 31, 2022, a decrease of $94.5 million, or 14.1% annualized, from September 30, 2022 and a decrease of $294.0 million, or 10.2%, compared to December 31, 2021.

The Company continues to be well-capitalized as defined by regulators, with tangible common equity to tangible assets of 7.82% at December 31, 2022 compared to 7.59% at September 30, 2022 and compared to 8.17% at December 31, 2021 (non-GAAP). The Company’s common equity Tier 1, Tier 1, total, and Tier 1 leverage capital ratios were 11.69%, 12.84%, 13.65% and 10.35%, respectively, at December 31, 2022.

ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

NON-GAAP FINANCIAL MEASURES

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

FORWARD-LOOKING STATEMENTS

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the impacts of the ongoing COVID-19 pandemic and the associated efforts to limit the spread of the virus; (2) expected revenue synergies and cost savings from acquisitions and depositions; (3) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (4) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (5) the adequacy of the level of the allowance for loan losses, the amount of loan loss provisions required in future quarters, and the failure of assumptions underlying the allowance for loan losses; (6) cybersecurity threats or attacks, the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (7) accounting principles, policies, and guidelines; and (8) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

American National Bankshares Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
Unaudited

	December 31,
	2022	2021
Assets
Cash and due from banks	$32,207	$23,095
Interest-bearing deposits in other banks	41,133	487,773
Securities available for sale, at fair value	608,062	692,467
Restricted stock, at cost	12,651	8,056
Loans held for sale	1,061	8,481
Loans, net of deferred fees and costs	2,186,449	1,946,580
Less allowance for loan losses	(19,555)	(18,678)
Net Loans	2,166,894	1,927,902
Premises and equipment, net	32,900	35,564
Assets held-for-sale	1,382	-
Other real estate owned, net	27	143
Goodwill	85,048	85,048
Core deposit intangibles, net	3,367	4,627
Bank owned life insurance	29,692	29,107
Other assets	51,478	32,334

Total assets	$3,065,902	$3,334,597

Liabilities
Demand deposits -- noninterest-bearing	$1,010,602	$1,009,081
Demand deposits -- interest-bearing	484,037	547,878
Money market deposits	574,330	719,498
Savings deposits	269,426	259,193
Time deposits	257,933	354,703
Total deposits	2,596,328	2,890,353
Customer repurchase agreements	370	41,128
Other short-term borrowings	100,531	-
Long-term borrowings	28,334	28,232
Other liabilities	19,165	20,092
Total liabilities	2,744,728	2,979,805

Shareholders' equity
Preferred stock, $5 par value, 2,000,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 20,000,000 shares authorized, 10,608,781 shares outstanding at December 31, 2022 and 10,766,967 shares outstanding at December 31, 2021	10,538	10,710
Capital in excess of par value	141,948	147,777
Retained earnings	223,664	201,380
Accumulated other comprehensive (loss), net	(54,976)	(5,075)
Total shareholders' equity	321,174	354,792

Total liabilities and shareholders' equity	$3,065,902	$3,334,597

American National Bankshares Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited

	For the Three Months Ended			For the Twelve Months Ended
	12/31/22	9/30/22	12/31/21	12/31/22	12/31/21
Interest and Dividend Income:
Interest and fees on loans	$23,544	$21,160	$21,706	$82,568	$87,040
Interest and dividends on securities:
Taxable	2,721	2,664	2,012	10,065	7,309
Tax-exempt	110	110	92	407	385
Dividends	126	118	115	473	464
Other interest income	415	1,099	223	2,491	598
Total interest and dividend income	26,916	25,151	24,148	96,004	95,796

Interest Expense:
Interest on deposits	1,597	741	655	3,553	3,645
Interest on short-term borrowings	633	11	3	659	22
Interest on long-term borrowings	398	392	386	1,554	1,738
Total interest expense	2,628	1,144	1,044	5,766	5,405

Net Interest Income	24,288	24,007	23,104	90,238	90,391
Provision for (recovery of) for loan losses	1,159	615	(1,955)	1,597	(2,825)

Net Interest Income After Provision for (recovery of) Loan Losses	23,129	23,392	25,059	88,641	93,216

Noninterest Income:
Trust and brokerage fees	1,522	1,603	1,529	6,521	6,019
Service charges on deposit accounts	597	681	695	2,676	2,611
Interchange fees	1,117	1,013	1,127	4,107	4,152
Other fees and commissions	207	233	182	906	801
Mortgage banking income	176	388	746	1,666	4,195
Securities gains, net	-	-	35	-	35
Income (loss) from Small Business Investment Companies	(263)	501	462	1,409	1,972
Income from insurance investments	103	100	137	747	1,199
Losses on premises and equipment, net	(146)	(2)	(297)	(228)	(885)
Other	297	243	228	1,003	932
Total noninterest income	3,610	4,760	4,844	18,807	21,031

Noninterest Expense:
Salaries and employee benefits	9,446	9,618	8,461	36,382	32,342
Occupancy and equipment	1,499	1,514	1,484	6,075	6,032
FDIC assessment	209	227	220	903	864
Bank franchise tax	501	488	446	1,953	1,767
Core deposit intangible amortization	300	310	351	1,260	1,464
Data processing	864	818	734	3,310	2,958
Software	417	362	357	1,505	1,368
Other real estate owned, net	(1)	3	(17)	3	131
Other	3,599	3,108	3,427	12,695	12,082
Total noninterest expense	16,834	16,448	15,463	64,086	59,008

Income Before Income Taxes	9,905	11,704	14,440	43,362	55,239
Income Taxes	1,872	2,448	3,147	8,934	11,713
Net Income	$8,033	$9,256	$11,293	$34,428	$43,526

Net Income Per Common Share:
Basic	$0.76	$0.87	$1.05	$3.23	$4.00
Diluted	$0.76	$0.87	$1.05	$3.23	$4.00
Weighted Average Common Shares Outstanding:
Basic	10,607,678	10,640,952	10,774,268	10,672,314	10,873,817
Diluted	10,609,937	10,643,073	10,776,970	10,674,613	10,877,231

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)				At or for the Twelve Months
	4th Qtr	3rd Qtr	4th Qtr	Ended December 31,
	2022	2022	2021	2022	2021
EARNINGS
Interest income	$26,916	$25,151	$24,148	$96,004	$95,796
Interest expense	2,628	1,144	1,044	5,766	5,405
Net interest income	24,288	24,007	23,104	90,238	90,391
Provision for (recovery of) loan losses	1,159	615	(1,955)	1,597	(2,825)
Noninterest income	3,610	4,760	4,844	18,807	21,031
Noninterest expense	16,834	16,448	15,463	64,086	59,008
Income taxes	1,872	2,448	3,147	8,934	11,713
Net income	8,033	9,256	11,293	34,428	43,526

PER COMMON SHARE
Net income per share - basic	$0.76	$0.87	$1.05	$3.23	$4.00
Net income per share - diluted	0.76	0.87	1.05	3.23	4.00
Cash dividends paid	0.30	0.28	0.28	1.14	1.09
Book value per share	30.27	29.54	32.95	30.27	32.95
Book value per share - tangible (a)	21.94	21.18	24.62	21.94	24.62
Closing market price	36.93	31.95	37.68	36.93	37.68

FINANCIAL RATIOS
Return on average assets	1.05%	1.17%	1.35%	1.43%	1.37%
Return on average common equity	10.15	11.21	12.82	13.81	12.50
Return on average tangible common equity (a)	14.50	15.74	17.63	19.41	17.34
Average common equity to average assets	10.33	10.42	10.50	10.35	10.96
Tangible common equity to tangible assets (a)	7.82	7.59	8.17	7.82	8.17
Net interest margin, taxable equivalent (a)	3.33	3.20	2.93	2.97	3.05
Efficiency ratio (a)	58.82	55.98	53.45	57.37	51.05
Effective tax rate	18.90	20.92	21.79	20.60	21.20

PERIOD-END BALANCES
Securities	$620,713	$650,267	$700,523	$620,713	$700,523
Loans held for sale	1,061	2,852	8,481	1,061	8,481
Loans, net	2,186,449	2,119,415	1,946,580	2,186,449	1,946,580
Goodwill and other intangibles	88,415	88,715	89,675	88,415	89,675
Assets	3,065,902	3,049,320	3,334,597	3,065,902	3,334,597
Assets - tangible (a)	2,977,487	2,960,605	3,244,922	2,977,487	3,244,922
Deposits	2,596,328	2,690,870	2,890,353	2,596,328	2,890,353
Customer repurchase agreements	370	625	41,128	370	41,128
Long-term borrowings	28,334	28,308	28,232	28,334	28,232
Shareholders' equity	321,174	313,390	354,792	321,174	354,792
Shareholders' equity - tangible (a)	232,759	224,675	265,117	232,759	265,117

AVERAGE BALANCES
Securities (b)	$713,996	$728,535	$654,595	$720,001	$549,554
Loans held for sale	972	3,915	8,121	3,235	11,257
Loans, net	2,168,636	2,064,088	1,943,238	2,052,158	1,953,121
Interest-earning assets	2,920,992	3,005,292	3,154,730	3,042,775	2,967,799
Goodwill and other intangibles	88,593	88,886	89,855	89,048	90,413
Assets	3,066,362	3,170,328	3,357,223	3,211,668	3,176,564
Assets - tangible (a)	2,977,769	3,081,442	3,267,368	3,122,620	3,086,151
Interest-bearing deposits	1,609,503	1,723,931	1,868,695	1,765,134	1,797,385
Deposits	2,641,133	2,775,516	2,914,381	2,794,005	2,736,571
Customer repurchase agreements	704	18,719	39,645	24,005	37,632
Long-term borrowings	28,318	28,293	28,218	28,280	31,878
Shareholders' equity	316,697	330,318	352,395	332,356	348,158
Shareholders' equity - tangible (a)	228,104	241,432	262,540	243,308	257,745

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)				At or for the Twelve Months
	4th Qtr	3rd Qtr	4th Qtr	Ended December 31,
	2022	2022	2021	2022	2021
CAPITAL
Weighted average shares outstanding - basic	10,607,678	10,640,952	10,774,268	10,672,314	10,873,817
Weighted average shares outstanding - diluted	10,609,937	10,643,073	10,776,970	10,674,613	10,877,231

COMMON STOCK REPURCHASE PROGRAM
Total shares of common stock repurchased	3,269	60,104	16,580	206,978	264,579
Average price paid per share of common stock	$36.44	$34.26	$37.12	$36.26	$33.10

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$19,189	$18,505	$20,630	$18,678	$21,403
Provision for (recovery of) loan losses	1,159	615	(1,955)	1,597	(2,825)
Charge-offs	(834)	(31)	(76)	(1,019)	(146)
Recoveries	41	100	79	299	246
Ending balance	$19,555	$19,189	$18,678	$19,555	$18,678

LOANS
Construction and land development	$197,525	$210,500	$134,221	$197,525	$134,221
Commercial real estate - owner occupied	418,462	423,678	391,517	418,462	391,517
Commercial real estate - non-owner occupied	827,728	764,963	731,034	827,728	731,034
Residential real estate	338,132	324,468	289,757	338,132	289,757
Home equity	93,740	93,659	93,203	93,740	93,203
Commercial and industrial	304,247	295,541	299,773	304,247	299,773
Consumer	6,615	6,606	7,075	6,615	7,075
Total	$2,186,449	$2,119,415	$1,946,580	$2,186,449	$1,946,580

NONPERFORMING ASSETS AT PERIOD-END
Nonperforming loans:
90 days past due and accruing	$16	$18	$216	$16	$216
Nonaccrual	1,307	1,171	2,006	1,307	2,006
Other real estate owned and repossessions	80	196	143	80	143
Nonperforming assets	$1,403	$1,385	$2,365	$1,403	$2,365

ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.89%	0.91%	0.96%	0.89%	0.96%
Allowance for loan losses to nonperforming loans	1,478.08	1,613.88	840.59	1,478.08	840.59
Nonperforming assets to total assets	0.05	0.05	0.07	0.05	0.07
Nonperforming loans to total loans	0.06	0.06	0.11	0.06	0.11
Annualized net (recoveries) charge-offs to average loans	0.15	(0.01)	(0.00)	0.05	(0.01)

OTHER DATA
Fiduciary assets at period-end (c) (d)	$736,121	$693,153	$752,410	$736,121	$752,410
Retail brokerage assets at period-end (c) (d)	$413,235	$376,891	$418,850	$413,235	$418,850
Number full-time equivalent employees (e)	359	363	346	359	346
Number of full service offices	26	26	26	26	26
Number of loan production offices	1	1	1	1	1
Number of ATMs	34	34	36	34	36

Notes:

(a) - This financial measure is not calculated in accordance with GAAP. For a reconciliation of non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" at the end of this release.

(b) - Average does not include unrealized gains and losses.
(c) - Market value.
(d) - Assets are not owned by American National and are not reflected in the consolidated balance sheet.
(e) - Average for period.

Net Interest Income Analysis
For the Three Months Ended December 31, 2022 and 2021
(Dollars in thousands)
Unaudited

			Interest
	Average Balance		Income/Expense (a)		Yield/Rate
	2022	2021	2022	2021	2022	2021
Loans:
Commercial	$304,303	$310,175	$3,464	$3,386	4.52%	4.33%
Real estate	1,858,591	1,634,660	20,014	18,244	4.31	4.46
Consumer	6,714	6,524	107	112	6.32	6.81
Total loans (b)	2,169,608	1,951,359	23,585	21,742	4.34	4.45

Securities:
U.S. Treasury	152,082	116,629	351	242	0.92	0.83
Federal agencies & GSEs	105,119	93,042	364	265	1.39	1.14
Mortgage-backed & CMOs	345,217	355,492	1,498	1,117	1.74	1.26
State and municipal	69,451	63,148	361	314	2.08	1.99
Other	42,127	26,284	410	305	3.89	4.64
Total securities	713,996	654,595	2,984	2,243	1.67	1.37

Deposits in other banks	37,388	548,776	415	223	4.40	0.16

Total interest-earning assets	2,920,992	3,154,730	26,984	24,208	3.69	3.07

Non-earning assets	145,370	202,493

Total assets	$3,066,362	$3,357,223

Deposits:
Demand	$494,572	$505,528	95	37	0.08	0.03
Money market	590,509	743,354	974	101	0.65	0.05
Savings	273,580	257,289	67	6	0.10	0.01
Time	250,842	362,524	461	511	0.73	0.56
Total deposits	1,609,503	1,868,695	1,597	655	0.39	0.14

Customer repurchase agreements	704	39,645	-	3	-	0.03
Other short-term borrowings	62,004	-	633	-	4.08	-
Long-term borrowings	28,318	28,218	398	386	5.62	5.47
Total interest-bearing liabilities	1,700,529	1,936,558	2,628	1,044	0.62	0.21

Noninterest bearing demand deposits	1,031,630	1,045,686
Other liabilities	17,506	22,584
Shareholders' equity	316,697	352,395
Total liabilities and shareholders' equity	$3,066,362	$3,357,223

Interest rate spread					3.07%	2.86%
Net interest margin					3.33%	2.93%

Net interest income (taxable equivalent basis)			24,356	23,164
Less: Taxable equivalent adjustment (c)			68	60
Net interest income			$24,288	$23,104

Notes:

(a) - Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) - Nonaccrual loans are included in the average balances.
(c) - A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

Net Interest Income Analysis
For the Twelve Months Ended December 31, 2022 and 2021
(Dollars in thousands)
Unaudited

			Interest
	Average Balance		Income/Expense (a)		Yield/Rate
	2022	2021	2022	2021	2022	2021
Loans:
Commercial	$292,833	$372,538	$11,448	$18,819	3.91%	5.05%
Real estate	1,755,982	1,584,856	70,837	67,887	4.03	4.28
Consumer	6,578	6,984	423	475	6.43	6.80
Total loans (b)	2,055,393	1,964,378	82,708	87,181	4.02	4.44

Securities:
U.S. Treasury	150,886	57,048	1,372	507	0.91	0.89
Federal agencies & GSEs	107,311	97,943	1,348	1,132	1.26	1.16
Mortgage-backed & CMOs	355,331	308,158	5,420	4,142	1.53	1.34
State and municipal	68,928	61,698	1,399	1,272	2.03	2.06
Other	37,545	24,707	1,510	1,205	4.02	4.88
Total securities	720,001	549,554	11,049	8,258	1.53	1.50

Deposits in other banks	267,381	453,867	2,491	598	0.93	0.13

Total interest-earning assets	3,042,775	2,967,799	96,248	96,037	3.16	3.24

Non-earning assets	168,893	208,765

Total assets	$3,211,668	$3,176,564

Deposits:
Demand	$522,043	$476,710	202	152	0.04	0.03
Money market	688,631	710,948	1,648	758	0.24	0.11
Savings	273,788	243,123	102	26	0.04	0.01
Time	280,672	366,604	1,601	2,709	0.57	0.74
Total deposits	1,765,134	1,797,385	3,553	3,645	0.20	0.20

Customer repurchase agreements	24,005	37,632	26	22	0.11	0.06
Other short-term borrowings	15,629	-	633	-	4.05	-
Long-term borrowings	28,280	31,878	1,554	1,738	5.50	5.45
Total interest-bearing liabilities	1,833,048	1,866,895	5,766	5,405	0.31	0.29

Noninterest bearing demand deposits	1,028,871	939,186
Other liabilities	17,393	22,325
Shareholders' equity	332,356	348,158
Total liabilities and shareholders' equity	$3,211,668	$3,176,564

Interest rate spread					2.85%	2.95%
Net interest margin					2.97%	3.05%

Net interest income (taxable equivalent basis)			90,482	90,632
Less: Taxable equivalent adjustment (c)			244	241
Net interest income			$90,238	$90,391

Notes:

(a) - Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) - Nonaccrual loans are included in the average balances.
(c) - A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

American National Bankshares Inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

(Dollars in thousands, except per share data)				At or for the Twelve Months
	4th Qtr	3rd Qtr	4th Qtr	Ended December 31,
	2022	2022	2021	2022	2021
EFFICIENCY RATIO
Noninterest expense	$16,834	$16,448	$15,463	$64,086	$59,008
Subtract: loss (gain) on sale of OREO	2	-	-	2	(111)
Subtract: core deposit intangible amortization	(300)	(310)	(351)	(1,260)	(1,464)
	$16,536	$16,138	$15,112	$62,828	$57,433

Net interest income	$24,288	$24,007	$23,104	$90,238	$90,391
Tax equivalent adjustment	68	59	60	244	241
Noninterest income	3,610	4,760	4,844	18,807	21,031
Subtract: gain on securities	-	-	(35)	-	(35)
Add: loss on fixed assets	146	2	297	228	885
	$28,112	$28,828	$28,270	$109,517	$112,513

Efficiency ratio	58.82%	55.98%	53.46%	57.37%	51.05%

TAX EQUIVALENT NET INTEREST INCOME
Non-GAAP measures:
Interest income - loans	$23,585	$21,191	$21,742	$82,708	$87,181
Interest income - investments and other	3,399	4,019	2,466	13,540	8,856
Interest expense - deposits	(1,597)	(741)	(655)	(3,553)	(3,645)
Interest expense - customer repurchase agreements	-	(11)	(3)	(26)	(22)
Interest expense - other short-term borrowings	(633)	-	-	(633)	-
Interest expense - long-term borrowings	(398)	(392)	(386)	(1,554)	(1,738)
Total net interest income	$24,356	$24,066	$23,164	$90,482	$90,632
Less non-GAAP measures:
Tax benefit on nontaxable interest - loans	(41)	(31)	(36)	(139)	(141)
Tax benefit on nontaxable interest - securities	(27)	(28)	(24)	(105)	(100)
GAAP measures	$24,288	$24,007	$23,104	$90,238	$90,391

NET INTEREST MARGIN
Net interest margin (FTE) (non-GAAP)	3.33%	3.20%	2.93%	2.97%	3.05%
Net interest margin (GAAP)	3.32%	3.19%	2.93%	2.97%	3.05%

RETURN ON AVERAGE TANGIBLE EQUITY
Return on average equity (GAAP basis)	10.15%	11.21%	12.82%	13.81%	12.50%
Impact of excluding average goodwill and other intangibles	4.35	4.53	4.81	5.60	4.84
Return on average tangible equity (non-GAAP)	14.50%	15.74%	17.63%	19.41%	17.34%

TANGIBLE EQUITY TO TANGIBLE ASSETS
Equity to assets ratio (GAAP basis)	10.48%	10.28%	10.64%	10.48%	10.64%
Impact of excluding goodwill and other intangibles	(2.66)	(2.69)	(2.47)	(2.66)	(2.47)
Tangible equity to tangible assets ratio (non-GAAP)	7.82%	7.59%	8.17%	7.82%	8.17%

TANGIBLE BOOK VALUE
Book value per share (GAAP basis)	$30.27	$29.54	$32.95	$30.27	$32.95
Impact of excluding goodwill and other intangibles	(8.33)	(8.36)	(8.33)	(8.33)	(8.33)
Tangible book value per share (non-GAAP)	$21.94	$21.18	$24.62	$21.94	$24.62

ADJUSTED LOAN LOSS ALLOWANCE
Allowance for loan losses	$19,555	$19,189	$18,678	$19,555	$18,678
Credit discount on purchased loans	3,068	3,477	4,474	3,068	4,474
Adjusted loan loss allowance	$22,623	$22,666	$23,152	$22,623	$23,152

Total loans, net	$2,186,449	$2,119,415	$1,946,580	$2,186,449	$1,946,580
Subtract: PPP loans, net	(74)	(95)	(12,239)	(74)	(12,239)
Total loans less PPP loans, net	$2,186,375	$2,119,320	$1,934,341	$2,186,375	$1,934,341

Adjusted loan loss allowance to total loans less PPP loans, net	1.03%	1.07%	1.20%	1.03%	1.20%

Allowance for loan losses to total loans less PPP loans, net	0.89%	0.91%	0.97%	0.89%	0.97%